October 8, 2007

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We have read the statements made by Allegheny Energy, Inc. (copy attached), which we understand will be filed with the Securities and Exchange Commission, pursuant to Item 4.01 of Form 8-K, as part of the Form 8-K of Allegheny Energy, Inc. dated October 3 , 2007. We agree with the statements concerning our Firm in such Form 8-K, except for the statement contained in the first paragraph stating “This process included consideration of audit firms in addition to PricewaterhouseCoopers LLP,” with which we have no basis whatsoever to agree or disagree.

Very truly yours,

PricewaterhouseCoopers LLP